Filed Pursuant to Rule 433

Registration Nos. 333-208503 and 333-208503-01

Pricing Free Writing Prospectus, dated March 8, 2017

Chase Issuance Trust

Issuing Entity

Chase Card Funding LLC

Depositor and Transferor

Chase Bank USA, National Association

Sponsor, Originator, Administrator and Servicer

CHASEseries

Class A(2017-2)

Principal Amount:	$650,000,000

Interest Rate:	One-month LIBOR plus 0.40% per annum

Pricing Date:	March 8, 2017

Expected Issuance Date:	March 15, 2017

First Interest Payment Date:	April 17, 2017

Interest Payment Dates:	Monthly on the 15th (unless the 15th is not a business day, in which case it will be the next business day)

Scheduled Principal Payment Date:	March 15, 2022

Legal Maturity Date:	March 15, 2024

Price to Public:	$650,000,000 (or 100.00000%)

Underwriting Discount:	$1,787,500 (or 0.27500%)

Proceeds to the Issuing Entity:	$648,212,500 (or 99.72500%)

Selling Concessions:	0.16500%

Reallowance:	0.08250%

Weighted Average Life:	5.00 years

ERISA Eligible:	Yes (subject to important considerations described in the prospectus)

Lead Underwriter:	J.P. Morgan Securities LLC

Co-Managers:	MUFG Securities Americas Inc. Wells Fargo Securities, LLC

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the sponsor, the depositor, the issuing entity and this offering, including the prospectus, subject to completion, for these Class A(2017-2) notes, dated February 10, 2017, as supplemented by a prospectus supplement, dated March 6, 2017. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the sponsor, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.